Exhibit 10.8
SEPARATION AGREEMENT
AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is entered into as of January 10, 2023, by and between The Honest Company, Inc. (the “Company”) and Nikolas Vlahos (“you” or “your”) (each individually a “Party” and together the “Parties”), in consideration for and as a condition to the Company’s agreement to provide you certain Severance Benefits (defined below) to which you are not otherwise entitled.
1.Termination of Employment. Your employment with the Company will terminate on January 10, 2023 (“Termination Date”) as an “Involuntary Termination” without “Cause,” as such terms are defined and set forth in the Employment Agreement between you and the Company, dated April 24, 2021 (the “Employment Agreement”). Your employment will terminate on the Termination Date regardless of whether you sign this Agreement or agree to the following terms and conditions. You understand that, except as otherwise provided in this Agreement, you are not entitled to anything further from the Company, including reinstatement by the Company, or any compensation or benefits of any kind, for any reason, after the Termination Date.

2.Board Service. Notwithstanding the termination of your employment, you will continue to hold a position as a member of the Company’s Board of Directors (the “Board”), and effective as of the Termination Date, you shall be eligible to participate in and receive any applicable compensation provided for under the Company’s Non-Employee Director Compensation Policy (the “Policy”), subject to the terms and conditions of the Policy.
3.Final Compensation. On the Termination Date, the Company will provide you with a final paycheck that will fully compensate you for all earned wages, including your customary wages and benefits through the Termination Date, less applicable taxes and withholdings. Additionally, and notwithstanding the termination of your employment, you shall remain eligible to receive an “Annual Bonus” for 2022, as defined and set forth in your Employment Agreement, payable at the same time as bonuses are paid to other Company executives (but in any event no later than March 15, 2023). The Severance Benefits described in Section 4 below is in addition to these amounts.
4.Severance Benefits. In consideration for entering into this Agreement, and provided that you have (a) executed and returned this Agreement to the Company and not revoked it and allowed it to become effective on or before sixty (60) days after the Termination Date, (b) delivered to the Company all Company property, and (c) have otherwise complied with the terms and conditions set forth in this Agreement, the Company will provide you with the “Severance Benefits,” as defined and set forth in your Employment Agreement. The Company will tender the Severance Benefits to you at the time and in the form provided in your Employment Agreement; provided, however, and notwithstanding anything to the contrary in the Employment Agreement, any “Pro Rata Bonus,” as defined and set forth in the Employment Agreement, shall be paid to you in 2024 at the same time as bonuses are paid to other Company executives (but in any event no later than March 15, 2024). You acknowledge that the Company has no duty or obligation to provide you the Severance Benefits absent your execution of this Agreement. The Company will also reimburse you for the reasonable attorneys’ fees incurred by you in connection with the negotiation and documentation of this Agreement and any related agreements.

5.Equity. Your entitlement to and under any outstanding equity awards, if any, shall be governed by the terms of the stock plan governing such awards, the documents by which such awards were granted to you, along with any amendments thereto, and the Employment Agreement, as applicable.

6.Consulting Relationship.
(a)If: (i) you timely sign, date, and return this Agreement to the Company and allow all of the releases contained herein to become effective and (ii) you comply with all of your obligations to the Company hereunder; then the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on the Termination Date and continue through May 31, 2023, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Termination Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein.
(b)During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company from time to time in the areas of your experience and expertise, which shall include (without limitation) providing assistance and support to transition your work duties and responsibilities and assistance with respect to the Company’s current litigation and regulatory proceedings (the “Consulting Services”). The Company anticipates that you will provide services at the request of, and subject to the direction of, the Company’s Chief Executive Officer or such other Company executive as the Chief Executive Officer may designate but no more than 20 percent of the average level of bona fide services you performed over the immediately preceding 36-month period. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)The Company shall pay you a one-time lump sum cash amount of $1,644,876.58, for the Consulting Services on the first payroll cycle following the effective date of this Agreement (the “Consulting Fee”). At the same time that the Consulting Fee is paid to you, the Company will also provide you with an additional cash payment (the “Tax Gross-Up Payment”) intended to offset taxes, including, without limitation, any U.S. federal or state and local income tax and any self-employment taxes (collectively “Taxes”), you are required to pay in connection with the receipt of the Consulting Fee. The Tax Gross-Up Payment shall be in an amount such that after payment by you of all Taxes imposed upon you with respect to the receipt of the Tax Gross-Up Payment (computed at the highest applicable marginal rate), you shall retain an amount equal to the full amount of the Taxes imposed upon you with respect to the receipt of the Consulting Fee (computed at the highest applicable marginal rate). Unless required by law as reasonably determined by the Company, the Company will not make any withholdings or deductions, and will issue you an IRS Form 1099, with respect to any Consulting Fee paid to you.
(d)Your relationship with the Company as a consultant will be that of an independent contractor only, and nothing herein is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and you. As an independent contractor, you will not be entitled to any of the benefits that the Company may make available to its employees generally, including but not limited to group health or life insurance, profit-sharing or retirement benefits. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, do not compete or otherwise conflict with, directly or indirectly, the business, operations and interests of the Company. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Employee Confidential Information and Inventions Assignment Agreement (“CIIAA”) you previously entered into with the Company and which is incorporated herein by reference.
(e)The Consulting Period shall end on the earliest to occur of the following: (i) May 31, 2023, unless the Consulting Period is extended by mutual agreement of the parties; and (ii) immediately upon the Company’s written notice to you that you have materially breached any of your obligations hereunder or have materially breached any of your obligations under your Confidential Information and Inventions Assignment Agreement.
7.Release.

(a)In consideration of the Severance Benefits set forth in Section 4 above, you and anyone and any entity claiming through you, including but not limited to, your heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and each of its respective past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, as well as each of their past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, jointly and severally, (referred to collectively hereafter as the “Releasees”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as “Claim” or “Claims”), which you have at any time owned or held up to and including the date you sign this Agreement including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (i) your employment or termination of employment with the Company; (ii) any act or omission by or on the part of any of the Releasees; (iii) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, failure to prevent discrimination, harassment or retaliation of any kind; (iv) any alleged violation of the California Labor Code, applicable California Wage Order, Age Discrimination in Employment Act (“ADEA”), Fair Labor Standards Act or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; (v) breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, trespass, conversion, interference with prospective economic advantage, invasion of privacy; (vi) any federal, state or local law regulating compensation, wages, hours, bonuses, commissions, overtime, benefits, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, paid time off (PTO), penalties, interest or damages; and (vii) except as provided in Section 4 above, any Claim for attorneys’ fees, costs or expenses. The foregoing release does not apply to (x) any Claim to enforce this Agreement, (y) any Claim for indemnification and directors and officers liability insurance coverage under Section 13 of your Employment Agreement, or (z) any Claim that cannot be released as a matter of law. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(b)You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.
8.Release of Unknown Claims. The Release in Section 7 of this Agreement is intended to be a full and final release by you covering all suspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission prior to the date that you sign this Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the Parties to this Agreement, or any matters described in Section 7 above. You hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor against the other Releasees up to and including the date you sign this Agreement and that this Agreement expressly contemplates the extinguishment of all such Claims.

9.Covenant Not to Sue; No Workplace Injury. The Parties acknowledge and agree that each Party has not and will not directly or indirectly institute or assist in any legal action against the other Party based upon, arising out of, or related to any Claims released herein. Each Party has not and will not directly or indirectly assist or encourage and/or solicit any third party to institute or continue any legal action against the other Party. You acknowledge and agree that you have not sustained any workplace injury of any kind during your employment with the Company, and that you do not intend to file any claim for or seek any workers’ compensation benefits.

10.Confidentiality.

(a)You agree that the terms and conditions of this Agreement are confidential, including, but not limited to, the amounts paid to you under this Agreement. You will not disclose the existence of this Agreement or any of its terms to any person except to your spouse and legal and accounting advisors and then only after securing the agreement of each such individual to maintain the confidentiality of this Agreement. If you or any of the foregoing persons are required or compelled by law (including but not limited to lawful subpoena or legal process) to make any disclosure to anyone beyond that which is authorized in this Section, you will provide the maximum amount of notice that is reasonably practicable under the circumstances to the Company’s legal counsel before any such disclosure is made.
(b)Notwithstanding anything to the contrary herein, you understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
(c)You acknowledge that, during the term of your employment by the Company, you have had access to and possession of Confidential Information (defined below), and that following the Termination Date, and as an express condition of your receipt of the Severance Benefits, you must continue to comply with the terms of the CIIAA.
(d)For the purposes of this Agreement, “Confidential Information” shall have the meaning ascribed to such term in the CIIAA.
    9.    Non-Solicitation. You acknowledge and agree that following the Termination Date you must comply with Section 6 of the CIIAA.

10.    Non-Disparagement.     You agree that, at all times following the Termination Date you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Releasees, unless otherwise expressly allowed by law. The Company will instruct its directors and officers not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize your personal and/or business reputation, unless otherwise expressly allowed by law.

11.    Surrender and Return of Company Property. You represent and warrant that, except with respect to items that you reasonably require for your continued service as a member of the Board, all Company property and other proprietary items have been returned to an authorized officer of the Company, including but not limited to, any computer hardware or software, credit cards, key cards, cellular phones, any books or manuals issued by the Company and any other Confidential Information (including, without limitation, all copies or reproductions of such documents or materials, computer disks, backup copies, and other forms of electronic storage media), and that you have not retained any copies thereof.

12.    Severability. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect.

13.    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws.

14.     Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

15.    Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment, and any consulting engagement with the Company (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved with final, binding, and confidential arbitration pursuant to Section 11 of the Employment Agreement.

16.    No Admission. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of you or the Releasees, nor will it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

17.    Acknowledgment. You acknowledge that you have read this Agreement, fully understand the contents of this Agreement, freely, voluntarily and without coercion enter into this Agreement, and are signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims you may have against the Company.

18.    Cooperation Agreement. During the Consulting Period and thereafter, and as a specific Consulting Service to be rendered by you, you agree to cooperate with the Company in connection with any and all pending or future litigation, regulatory or administrative claims, investigations, or proceedings involving the Company, including (without limitation) your meeting with the Company's counsel and/or advisors at reasonable times, upon their request, and providing written statements or live testimony (in court or at depositions) that is truthful, and complete in accordance with information known to you; provided that the Company shall reasonably seek to minimize interruptions to your personal and work schedule at such time.

19.    Entire Agreement. This Agreement contains all of the terms, conditions, promises, representations and understandings between the Parties with respect to this subject matter, and supersedes any previous written or oral agreements between the Parties with respect to this subject matter. This

Agreement cannot be modified except by a writing signed by you and an authorized officer of the Company.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: 1/10/2023		/s/ Nikolaos Vlahos
Employee Signature
Nikolaos Vlahos
Printed Employee Name

Date: 1/10/2023		THE HONEST COMPANY, INC.
	By:	/s/ Brendan Sheehey
	Its:	General Counsel & Corporate Secretary